EMPLOYMENT AGREEMENT




        This Agreement made this 10th day of November 1997, by and between NORTH VALLEY BANCORP, a California bank holding company, and NORTH VALLEY BANK, a California banking corporation, (collectively, the "Employer"), and James F. Cowee ("Employee").


IT IS AGREED:


        1.Employment. The Employer hereby employs the Employee and the Employee hereby accepts the employment upon the terms and conditions set forth herein.


        2. Duties. Employee shall perform the customary and necessary duties of the President and Chief Executive Officer of a bank holding company and as President and Chief Executive Officer of its subsidiaries NORTH VALLEY BANK, NORTH VALLEY TRADING COMPANY, NORTH VALLEY BASIC SECURITIES, NORTH VALLEY BANK SCHOLARSHIP FUND AND BANK PROCESSING, INC.


        3. Term.The contract is retroactively effective to June 1,1997 and is terminable as otherwise provided herein.


        4. Salary. Performance of the duties under this agreement entitles Employee to a $155,823.00 annual salary. In January of each year of the



                                                                 EXHIBIT 10(e)
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agreement,  the Board of  Directors  of  Employer  will  conduct a review of the performance of Employee and will determine in their sole discretion an increase in the annual salary of Employee.


        5. Extent of Services. Employee acknowledges that the duties under this Agreement require his full time attention and best efforts and agrees not to accept any gainful employment elsewhere during its term.


        6. Vacation. The Employee shall be entitled to six (6) weeks' vacation annually pursuant to the provisions of the vacation policies established by the Employer but which shall not exceed two (2) weeks at any one time.


        7. Other Benifits. Employee shall be entitled to the use of an Employer owned automobile and membership at Riverview Golf and Country Club.


        8. Expenses. The Employee is authorized to incur reasonable expenses in conducting his duties hereunder, including expenses for entertainment, travel, shareholder relations and similar items. The Employer shall pay directly or shall reimburse Employee for all such expenses upon presentation by the Employee, from time to time, of an itemized account of such expenditures.

        9. Insurance.

            (a) Employer hereby agrees, at its sole cost and expense, to provide Employee with, at all times during the term of this Agreement, health and term life insurance of a type and in an amount generally made available by employer to its executive employees.

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            (b) At the  expiration of the time period set forth in Section 11(a)
        below,  unless this agreement  shall  terminate for reasons set forth in
        Section 10(c) below, Employee and/or his surviving spouse, until each shall reach the age of 65, shall have the right to purchase from Employer or its successor, the above described insurance provided by Employer for Employee and Employee's spouse under this agreement by reimbursing Employer its true cost of same.


        10. Termination with Cause. This Agreement shall terminate immediately upon the occurrence of:


            (a) Death of Employee.


            (b) Permanent and incapacitating disability for a period of not less than one hundred and eighty (180) days which reasonably renders Employee unable to fulfill the duties of the Agreement.


            (c) The receipt of notice of termination in the event Employee willfully or habitually breached the terms of this Agreement or committed illegal or improper acts which would reasonably require his dismissal or for other grounds specified in section 2924 of the California Labor Code.


        11. Termination without Cause. This Agreement may also be terminated without cause and upon ten (10) days written notice, but not prior to January 1,1998.


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            (a) Employee  will then continue in the  employment of Employer,  or its successor, as a consultant with the same annual salary and benefits for the remainder of the calendar year following the ten (10) day notice period.


            (b) At the end of the period so determined, Employee shall additionally and immediately receive a severance payment of not less than his total annual base salary at the time of termination reduced by any payment made pursuant to Section 11(a).


            Example: Employer gives Employee notice of termination effective January 1,1998. Employee will continue to be employed through December 31, 1998. Employment would terminate on January 1,1999 and Employee would be entitled to severance compensation equal to ten (10) days of his annual base salary.


            (c) In the event that a "Change of Control" as defined herein should occur during a period beginning June 1,1997 and ending twelve (12) months after the date of written notice of termination, then the amount of severance payment due Employee under Section 11(b) shall be two times his total annual base salary at the time of termination reduced by any payments made pursuant to Section 11(a).


            (d) For all purposes under this agreement, the term "Change in Control" shall mean the occurrence of either of the following events:


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            (i) A change in the  composition of the Company's Board of Directors occurs at any time within 12 months after the date of written notice of termination of Employee, as a result of which fewer than one-half of the incumbent directors are directors who had been directors of the Company on the date of written notice of termination of Employee; or


            (ii) Any person(s) or entity(s) by the acquisition or aggregation of securities, within 12 months after the date of written notice of termination of Employee, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities or by the acquisition, by any means, of all or substantially all of the assets of the Company.


            (e) Employee may voluntarily terminate this Agreement at any time upon thirty (30) days written notice to Employer. The term of employment will end at the end of such time and no further salary shall be paid. Employee would continue to have the rights granted under Section 9(b).


        12. Confidentiality. Employee agrees that he will not during the term of this Agreement or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm or corporation any confidential information, trade secret, processes or names or addresses of any of the customers of Employer, or any other information pertaining to said customers that he may acquire in the performance of his duties hereunder, nor will


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Employee  make  use of any  such  information,  secrets,  processes  or names or addresses or other information for his own commercial purposes or for the benefit of any person, firm, corporation or other entity (other than Employer) under any circumstances, during or after the term of his employment. Employee acknowledges and agrees that he has been privy to valuable confidential information, trade secrets, processes and customer information belonging to Employer. Upon termination of his employment by Employer, Employee agrees
forthwith   to  deliver  to  Employer   any  and  all   literature,   documents,
correspondence, and other materials and records furnished to him during the course of such employment.


        13. Remedies for Breach. In the event of a breach by either party of any of the terms and conditions of this Agreement to be performed by either, each shall have the right to institute and prosecute proceedings, in law or in equity, in any court of competent jurisdiction to obtain any injunction during the term of this Agreement or after its termination to enforce the provisions of Sections 9(b), 11 and 12 hereof and to pursue any other remedy which either party may be entitled.


        14. Notice. Any written notice required under this Agreement shall be sufficiently served by any provable method at the principle place of business of Employer or his residence in the case of Employee.


        15. Waiver of Breach. The waiver by either party of the breach of any provisions of this Agreement by either party shall not operate or be construed as a waiver of any subsequent breach by either party.


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        16.  Assignment.  The rights and  obligations of the Employer under this
Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer; however, the rights and benefits of the Employee under this Agreement are personal to him, and no right or benefit accruing to the Employee under this Agreement shall be subject to voluntary or involuntary alienation, assignment, or transfer. Nothing in this Section shall limit the rights of the spouse of Employee under Section 9(b).


        17. Entire Agreement. This Agreement represents the entire agreement of the parties and any modifications hereto shall be in writing signed by the parties.


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        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



EMPLOYER                                             EMPLOYEE

NORTH VALLEY BANCORP


By /s/ Rudy V.  Balma                                /s/  James F. Cowee
  -----------------------------                     ----------------------------
       Rudy V.  Balma                                     James F. Cowee
     Chairman of the Board


NORTH VALLEY BANK


By /s/ Rudy V.  Balma
  -----------------------------
       Rudy V.  Balma
     Chairman of the Board


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